Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Pernix Therapeutics Holdings, Inc. 2009 Stock Incentive Plan for the registration of 1,316,213 shares of Pernix Therapeutics Holdings, Inc. common stock of our report dated March 29, 2011 related to the audited consolidated financial statements of Pernix Therapeutics Holdings, Inc., which appears in Pernix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

August 2, 2011